EXHIBIT 10.31

                              SETTLEMENT TERM SHEET


The parties will stipulate to the entry of a modified order, subject to court approval, for a modified preliminary injunction consistent with the following terms and conditions, which the parties undertake to cooperatively prepare forthwith. Capitalized terms used herein and not otherwise defined are given the same meaning as used in the American Direct Credit Bankcard Program Agreement (the "Agreement") between Fidelity Federal Bank, A Federal Savings Bank (the "Bank") and American Direct Credit LLC ("ADC") dated March 5, 1997. The Agreement, as modified by the modified preliminary injunction and by the definitive amendment reflecting the terms hereof, will remain in effect.

1. Certain ADC Members will market the Fidelity/ADC credit card receivable portfolio and Accounts (the "Portfolio") through the end of March 1999. Representatives of ADC or American Direct Capital ("Capital") are not authorized to bind or obligate the Bank in any way. No agency, partnership, joint venture or other legal relationship exists or will be created hereby.

2. ADC shall have the exclusive right to market and purchase, or cause a third party to purchase, the Portfolio from the date hereof through December 31, 1998. The Bank will cooperate in the efforts to sell the Portfolio as reasonably requested by ADC at ADC's expense and at no expense to the Bank, but the Bank will only be obligated to sell the Portfolio to ADC or its bona fide nominee that (i) pays a cash price equal to at least the gross balance of the receivables (before reserves and excluding receivable balances of Default Accounts) on the date of sale discounted by 11% and (ii) consummates such purchase on or before December 31, 1998. In addition to the cash price to be received by the Bank from the purchaser, the Bank shall also retain the balances in the />Reserve Account and the Settlement Account (i.e., the Bank shall receive such retention in addition to the purchase price paid by the purchaser). The Bank shall have unfettered discretion to reject any proposal to acquire the Portfolio for any price less than that specified in this paragraph.

3. If the Portfolio is not sold by December 31, 1998, ADC shall have the right to market and purchase, or cause a third party to purchase, the Portfolio from January 1, 1999 through March 31, 1999. If the Bank receives a bona fide offer to acquire the Portfolio (the "Offer") between January 1, 1999 and March 31, 1999 that the Bank desires to accept, the Bank shall so notify ADC in a writing setting forth the terms of such Offer. ADC shall have right (the "Right of First Refusal") to acquire the Portfolio for a cash price equal to the purchase price set forth in the Offer, but such right must be exercised in good faith by ADC, and such purchase by ADC must be consummated, within ten business days of ADC's receipt from the Bank of the written notice of the Offer. If ADC shall fail to so exercise the Right of First Refusal and to so consummate such purchase, the Bank shall be free to sell the Portfolio pursuant to the Offer. Prior to the earlier of the date on which the Bank notifies ADC of an Offer or March 31, 1999, the Bank will cooperate in the efforts to sell the Portfolio as reasonably requested by ADC at ADC's expense and at no expense to the Bank, but the Bank will only be obligated to sell the Portfolio to ADC or its bona fide nominee that (i) pays a cash price equal to at least the gross balance of the receivables (before reserves and excluding receivable balances of Default Accounts) on the date of sale discounted by 11% and (ii) consummates such purchase on or before March 31, 1999. If the Portfolio is sold to ADC or its bona fide nominee under the terms of this paragraph, the Bank will pay ADC $300,000.


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4.     If ADC purchases or obtains a purchaser for the Portfolio, the Bank agrees, at ADC's expense, to (i) transfer the Bank's Mastercard bank identification number ("BIN") associated with the Portfolio to the purchaser or other person as requested by ADC, provided such transfer complies with all Mastercard regulations, (ii) take any action the Bank determines is reasonable to attempt to cause Card Management Corporation to agree to terminate its servicing of the Portfolio without payment by ADC of an early termination fee, (iii) permit the purchaser of the Portfolio to use the BIN until such time as a deconversion may be completed (at ADC's cost), and (iv) take such further actions, at ADC's expense, as ADC may reasonably request to effect the transfer of the Portfolio to the purchaser.

5. In any sale of the Portfolio, the Bank's representations and warranties will be limited to its ownership of the receivables and its corporate authority to enter into such sales transaction. Specifically, the Portfolio will be sold without recourse and the Bank will not be required to make representations and warranties as to the credit quality of the Portfolio and will not undertake to repurchase any receivables sold. Upon consummation of such sale or as otherwise provided herein, the Dismissal (as defined below) shall be filed in the litigation and the Releases (as defined below) shall become effective.

6. Originations by ADC for the months of November and December shall not exceed $10 million in November and $8 million in December. ADC shall immediately cease the origination of any Accounts in the State of Alabama other than Accounts marketed through Brainstorm U.S.A. Such originations through Brainstorm U.S.A. shall be limited to $50,000 per month. Each origination shall be subject to audit by the Bank or its designee (i.e., a 100% audit of new Accounts), provided that the Bank shall continue to use its reasonable efforts to process and approve new Accounts. The Bank may have an independent auditor monitor the flow of funds into and out of ADC bank accounts. The Bank, at its sole cost and expense, may maintain representatives on site at ADC to insure the integrity of ADC's records, systems, documents and operations.

7. For all new originations, the Bank shall withhold from sales advances all funds other than those to be remitted to dealers and shall deposit such withheld amounts into the Reserve Account and such funds shall become part of the Reserve Fund. Funds to be remitted to dealers will be transferred to ADC on a daily basis consistent with past practice and without offset of any kind.

8. With respect to new account applications received by ADC from and after November 1, 1998, the Bank will not be required to advance funds for any accounts with a FICO credit score less than 585; and ADC shall not submit applications to the Bank with FICO credit scores less than 585.

9. Computations of required Reserves and distributions to ADC or replenishment by ADC of the Reserve Account or Settlement Account, including existing unsatisfied demands by the Bank for the September 15th and October 15th settlements and all payments which otherwise would have been required under the Agreement on November 15th and December 15th, shall be suspended until December 31, 1998, provided, however, that the foregoing shall not prohibit the Bank from transferring funds between the Settlement Account and the Reserve Account pursuant to the terms of the Agreement. Any Accounts charged off after November 1, 1998 shall be retained by the Bank. The Bank shall continue to provide ADC with information concerning all Bank activity related to the Operating Account, Settlement Account and Reserve Account through December 31, 1998, and shall provide ADC with CMC's monthly NOAH reports through March 31, 1999.


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10.    The Bank will allow ADC to withdraw from the Settlement Account or the
       Reserve Account up to $800,000 in November 1998 and up to an additional $800,000 in December 1998 as reimbursement for actual expenses incurred to originate or service accounts, including without limitation, payroll, rent and other occupancy costs, and similar operating expenses, provided, however, that no payment will be made for expenses incurred payable to affiliated third parties other than reasonable salaries payable in the ordinary course of business to ADC members who were employees of ADC on September 30, 1998. Specifically excluded from reimbursement are legal expenses related to disputes between parties to the Agreement. Bank shall permit such withdrawals on the third business day following the day on which ADC provides the Bank with a reasonable description and appropriate supporting documentation of the expense to be paid with the withdrawn funds. Bank may monitor the use of such funds as set forth in paragraph 6.

11. If the Bank does not sell the Portfolio on or before December 31, 1998, the Bank shall retain ADC to provide collection services for the Portfolio for a servicing fee of $400,000 per month. Upon the earliest to occur of March 31, 1999, the date the Portfolio is sold or the date as of which the Bank determines, in its sole and unfettered discretion, that ADC's servicing performance does not meet performance standards to be set forth in a definitive document, the Bank's retention of ADC to provide such servicing shall terminate.

12. ADC shall grant the Bank a first lien on and security interest in any interest ADC has in the Settlement Account and will create, document and perfect the same to the Bank's satisfaction. Upon the earlier of the termination of the Agreement or the sale of the Portfolio, the Bank agrees to terminate the security interest it has in the System pursuant to Section 9 of the Agreement and if requested by ADC, shall execute a UCC termination statement to that effect.

13. Capital and ADC shall be responsible for damages and shall indemnify and hold harmless the Bank from and against any and all claims, damages and losses caused by ADC or its members or for which ADC is responsible under the Agreement and relating to (i) the efforts to market and sell the Portfolio, (ii) loans generated in violation of FICO minimums, (iii) fraudulent marketing of cards, (iv) any allegations of lender liability or successor liability, (v) any allegations of regulatory violations and
       (vi) any other wrongful conduct of ADC, Capital and/or their respective members. Bank may conduct reasonable on-going compliance audits to monitor ADC's performance.

14. ADC shall immediately execute and deliver to the Bank a dismissal with prejudice of the pending litigation (the "Dismissal"). ADC and the Bank each shall execute and deliver mutual general releases (the "Releases"). The form of Releases shall exclude from their effect ADC's and the Bank's obligations (except to the extent modified hereby) to indemnify each other pursuant to the Agreement (including, without limitation, ADC's existing and continuing obligation to indemnify the Bank from any and all claims flowing from the litigation now pending in the State of Alabama with respect to irregularities in credit card issuance and from any further such litigation that has been or may be instituted), which obligations shall survive any termination of the Agreement. The Dismissal and Releases shall become effective pursuant to paragraphs 5 and 15. The Releases shall be held, until effective, by counsel for the parties and the Dismissal shall be held by counsel for the Bank until filing is appropriate.


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15.    If the sale of the Portfolio is not consummated by December 31, 1998, then (i) the Bank will be entitled to acquire all of ADC's interest in the Portfolio including any interest ADC may have in the Reserve Account and the Settlement Account in exchange for a release by the Bank of ADC from all claims under the Agreement, (ii) the Agreement will terminate at 11:59 p.m. (Los Angeles time) on such date (except that ADC's and the Bank's obligations to indemnify each other pursuant to the Agreement (including, without limitation, ADC's existing and continuing obligation to indemnify the Bank from any and all claims flowing from the litigation now pending in the State of Alabama with respect to irregularities in credit card issuance and from any further such litigation that has been or may be instituted) shall survive any termination of the Agreement),
       (iii) the Dismissal and the Releases shall become effective and the Dismissal shall be filed in the pending litigation, and (iv) the $300,000 bond shall be forfeited to the Bank.

16. The existing $300,000 bond will remain in effect. Upon the closing of a sale of the Portfolio to ADC or its nominee prior to December 31, 1998 pursuant to the terms hereof, the $300,000 shall be returned to ADC. Otherwise, said bond and funds represented thereby shall be forfeited to the Bank. ADC will not be required to post a bond in the amount of $2 million.

17. In the absence of a breach of the Agreement, as modified hereby, a violation of the preliminary injunction, as modified, or further order of Court, the court-mandated arbitration shall be stayed until January 1, 1999. Upon effectiveness of the Releases and entry of the Dismissal, the requirement for arbitration shall be terminated. ADC shall not contest the venue for arbitration under the Agreement, which shall be maintained in Los Angeles, California.

18. For purposes of performance under the Agreement and this agreement prior to December 31, 1998, ADC shall waive any argument that prior course of conduct or dealing has in any way modified the Agreement.

19. If ADC or the Bank materially breaches the provisions of the Agreement or the provisions hereof on or before December 31, 1998, then the non-breaching party may, at its option, exercisable only or before December 31, 1998, terminate the foregoing arrangements, whereupon the Releases and the Dismissal shall be void and of no effect, the original terms of the preliminary injunction shall be reinstituted, and ADC shall be required to post all bonds and make all payments to the Bank or the Reserve Account required by or consistent with such injunction as if the preliminary injunction had been continuously in effect.

20. The Bank and ADC shall use their best efforts to complete all definitive documents necessary to implement this agreement by Tuesday, November 3, 1998 and such definitive documents shall be effective on November 3, 1998. In the interim, ADC and the Bank shall act as though this agreement were fully documented and in full force and effect.


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21.    This agreement is subject to OTS approval and/or non-objection and may be cancelled by the Bank for non- or unsatisfactory performance. When executed, a copy of this agreement may be delivered to the Court for purposes of facilitating the entry of the modified preliminary injunction.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of October 30, 1998.

                                    FIDELITY FEDERAL BANK, A FSB



                                    By:  /S/ MARK K. MASON
                                       -----------------------------------------
                                         Mark K. Mason, Chief Executive Officer

                                    AMERICAN DIRECT CREDIT LLC



                                    By:  /S/ BRIAN MacINNIS
                                       -----------------------------------------
                                         Brian MacInnis, Manager


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